                                                                   EXHIBIT 10.34

           CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF
              THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN FILED
           SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION

                           COMMERCIAL SUPPLY AGREEMENT

                                       FOR

                       PRODUCTION OF AGI-1067 AND PROBUCOL

                                     BETWEEN

                            THE DOW CHEMICAL COMPANY

                                       AND

                               ATHEROGENICS, INC.

                                                                 OCTOBER 6, 2005

                                TABLE OF CONTENTS

                                                                               Page
Article 1 - Definitions                                                         1
Article 2 - Purpose and Responsibilities                                        6
Article 3 - Term                                                                7
Article 4 - Manufacture of AGI-1067 and Probucol                                8
Article 5 - Warranty; Testing; Rejection and Samples                            9
Article 6 - Quantities                                                         11
Article 7 - Price                                                              15
Article 8 - Delivery, Title, Transportation                                    18
Article 9 - Invoices and Payment                                               18
Article 10 - Regulatory Matters: Records                                       19
Article 11 - Disclaimer of Warranties                                          21
Article 12 - Notice of Claims                                                  21
Article 13 - Limitation of Remedies and Liability                              21
Article 14 - Intellectual Property                                             22
Article 15 - Indemnity                                                         22
Article 16 - Insurance                                                         23
Article 17 - Dow Facility                                                      24
Article 18 - Product Stewardship                                               24
Article 19 - Force Majeure                                                     25
Article 20 - Early Termination                                                 26
Article 21 - Assignment                                                        27
Article 22 - Notices                                                           28
Article 23 - Confidentiality of Information                                    28
Article 24 - Export Control of Technical Data                                  29
Article 25 - Taxes                                                             29
Article 26 - Independent Contractor                                            29
Article 27 - Severability                                                      30
Article 28 - Non-Waiver of Defaults                                            30

                                                                 OCTOBER 6, 2005

Article 29 - Governing Law                                                     30
Article 30 - Dispute Resolution                                                30
Article 31 - Arbitration                                                       30
Article 32 - Rules of Construction                                             31
Article 33 - Use of Names and Public Announcements                             31
Article 34 - Entire Agreement                                                  32
Schedule 1 - Deliverables                                                      33
Schedule 2 - AGI-1067 Specifications                                           34
Schedule 3 - Probucol USP Specifications                                       36
Schedule 4 - List of Compounds Referenced for Improvements                     37

                                                                 OCTOBER 6, 2005

                           COMMERCIAL SUPPLY AGREEMENT
                     FOR PRODUCTION OF AGI-1067 AND PROBUCOL

This Commercial Supply Agreement, effective on the Effective Date, is between DowPharma, a business unit of The Dow Chemical Company, a Delaware corporation with offices at 574 Building, Michigan Operations, Midland, MI 48674 ("DOW"), and Atherogenics, Inc., a Georgia corporation with offices at 8995 Westside Parkway, Alpharetta, GA 30004 ("AGIX"), each also singularly referred to as a "Party" and collectively referred to as the "Parties." In consideration of the mutual covenants set forth in this Agreement, Dow and AGIX agree as follows:

ARTICLE 1 - DEFINITIONS

"AFFILIATE" means, with respect to a Party, any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with such Party. As used in this Agreement, "control" means
(a) in the case of corporate entities, direct or indirect ownership of greater than fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, the direct or indirect power to manage, direct or cause the direction of the management and policies of the non-corporate entity or the power to elect at least fifty percent (50%) of the members of the governing body of such non-corporate entity. Each Party acknowledges that the direct or indirect ownership of a lesser percentage of such shares will not necessarily preclude the existence of control.

"AGI-1067" means [****].

"AGI-1067 PRICE" means the charge to AGIX for the contract manufacturing of AGI-1067 in United States dollars as shown in Article 7.

"AGI-1067 PROCESS START-UP" means the process technology transfer to the Facility, [****] AGI-1067 Process Start-up shall be deemed completed once the first water batch demonstration of the AGI-1067 process is started. AGI-1067 Process Start-up shall be completed prior to the Process Validation Campaign.

"AGI-1067 REQUIREMENTS" means the amount of AGI-1067 purchased by AGIX and the Marketing Partner world-wide during each Calendar Year.

"AGI-1067 SPECIFICATIONS" means the written specifications established for the characteristics, quality and quality control testing procedures for AGI-1067, as developed and approved by AGIX and confirmed by Dow set forth in Schedule 2 as amended or supplemented from time to time in accordance with Section 4.4.

"AGIX KNOW-HOW" means AGIX's proprietary business and technical information concerning AGI-1067 or Probucol and the processes used to Manufacture the AGI-1067 or Probucol, including, but not limited to, (a) business plans and AGI-1067 and Probucol forecasts; (b) AGI-1067, Probucol, raw material, packaging and equipment

-------
[****] indicates that certain confidential information contained in this document has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

                                                                 OCTOBER 6, 2005

specifications and samples; (c) process and manufacturing information consisting of descriptions, pertinent documents concerning methods, formulae and standards for the Manufacture of AGI-1067 or Probucol; (d) quality control information and data; (e) analytical procedures and data; (f) performance test data; and (g) all information that AGIX develops in the course of Manufacturing AGI-1067 or Probucol.

"AGREEMENT" means this Commercial Supply Agreement, including the expressly referenced schedules, as amended from time to time by the Parties in accordance with Article 34.

"AUTHORITY" AND "AUTHORITIES" means any government regulatory authority, including the FDA, that is responsible for granting approvals for (a) the Manufacturing of the AGI-1067 or Probucol by Dow, or (b) the manufacturing, marketing, sale and/or pricing of the Finished Drug Product by AGIX.

"PRODUCTION YEAR" OR "PRODUCTION YEAR" means one year during this Agreement as it may apply to Minimum Requirements and Capacity Reserve Fees. In order to match the beginning of such Production Years with the anticipated timing of the NDA submission, each Production Year shall be defined as follows:

         2006 - [****]
         2007 - [****]
         2008 - [****]     2009 - [****]
         2010 - [****]     2011 - [****]
         2012 - [****]

The Production Year shall be defined as [****] during subsequent years during the Term of this Agreement.

"CAPACITY RESERVE FEE" means the fee paid by AGIX to Dow if AGIX does not purchase the Minimum Requirements during a Production Year, as further defined in Section 6.1.

"CERCLA" means the Federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 6901 et seq., and the regulations promulgated thereunder, as may be amended from time to time.

"CERTIFICATE OF ANALYSIS" AND "C OF A" mean a written document, signed by an authorized representative of Dow, listing the items tested, AGI-1067 Specifications or Probucol Specifications, testing methods and test results for a specific lot or batch of AGI-1067 or Probucol, as applicable.

"CERTIFICATE OF COMPLIANCE" AND "C OF C" mean a written document, signed by an authorized representative of Dow, certifying that a specific lot or batch of AGI-1067 or Probucol was manufactured in accordance with cGMP, as applicable.

-------
[****] indicates that certain confidential information contained in this document has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

                                                                 OCTOBER 6, 2005

"CLAIM" or "CLAIM" means any legal or equitable causes of action (including but not limited to negligence; strict liability; other tort; express or implied warranty, indemnity or contract; contribution; or subrogation) related to or arising out of the performance or nonperformance of this Agreement.

"CMC" means the chemistry, manufacturing and controls set forth in 21 C.F.R. 312 and 21 C.F.R. 314 or as otherwise required by applicable law for an Investigational New Drug Application (IND) and a New Drug Application (NDA), respectively all other foreign equivalents thereof, in each case as applicable to the relevant territory.

"DELIVERABLES" means those items that Dow shall develop pursuant to this Agreement as are specifically set forth in Schedule 1 attached hereto (and incorporated herein by this reference).

"DELIVERABLES FEE" means the compensation AGIX will pay to Dow for each Deliverable as specifically set forth in Schedule 1.

"DOW KNOW-HOW" means Dow's proprietary business and technical information concerning Probucol and the processes used to Manufacture Probucol, including, but not limited to (a) Probucol production forecasts; (b) Probucol, raw material, packaging and Equipment specifications and samples; (c) process and Manufacturing information consisting of descriptions, pertinent documents concerning methods, formulae and standards for the Manufacture of Probucol; (d) quality control information and data; (e) analytical procedures and data related to the Manufacturing of Probucol; (f) performance test data related to the Manufacturing of Probucol; and (g) all information that Dow develops in the course of Manufacturing Probucol. Dow Know-how also includes Dow's proprietary fiber optic probe technology.

"DMF" means a Drug Master File according to the usage of the FDA. For nations other than the United States, DMF means the corresponding filing with the appropriate Authority.

"EPA" means the United States Environmental Protection Agency.

"EFFECTIVE DATE" means the date of the last signature for initial approval of this Agreement.

"EQUIPMENT" means any equipment or machinery at the Facility that is used by Dow in the Manufacturing, storage, quality control testing, or packaging of AGI-1067 or Probucol.

"FACILITY" means Dow's manufacturing facility located in Midland, Michigan.

"FDA" means the United States Food and Drug Administration.

"FFDCA" means the Federal Food, Drug and Cosmetic Act, 21 U.S.C. Sections 301 et seq., and the regulations promulgateD thereunder, as may be amended from time to time.

                                                                 OCTOBER 6, 2005

"FINISHED DRUG PRODUCT" means AGI-1067, in the final finished dosage form(s), fully manufactured, labeled and packaged for commercial sale and ready for administration to humans or animals for the prevention, treatment or diagnosis of a disease or condition.

"FORCE MAJEURE EVENT" means any event beyond the reasonable control of the Party affected which prevents a Party from performing any obligation hereunder (other than the payment of money) by reason of unforeseen mechanical breakdown of facilities, fire, flood, strike, labor trouble, riot, revolt, war, drought, action of governmental Authority and laws, rules, ordinances and regulations (including, but not limited to, those dealing with pollution, health, ecology, or environmental matters), and acts of God.

"GOOD MANUFACTURING PRACTICES" OR ("cgmp") means the current good manufacturing practices applicable to International Conference of Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH) Q7A "Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients" August 2001, as amended from time to time and current Good Manufacturing Practices for Active Pharmaceutical Ingredients defined in the FFDCA, and all other foreign equivalents thereof, in each case as applicable to the relevant territory.

"IMPROVEMENTS" means methods, techniques, trade secrets, copyrights, know-how, data, regulatory submissions, and other intellectual property that is invented, discovered, or developed, on or after the Effective Date by Dow and employed in the Manufacture of AGI-1067. Technology that is invented, discovered, or developed, on or after the Effective Date by Dow and that is related to Dow Know-how shall not be considered an Improvement as defined herein.

"IND" means an Investigational New Drug Application (as defined in 21 C.F.R.
312) filed with the FDA to commence human clinical testing of the Finished Drug Product or the corresponding application of any other Authority.

"INITIAL TERM, RENEWAL TERM AND TERM" have the meanings set forth in Section
3.1.

"LIABILITIES" has the meaning set forth in Section 15.1.

"MANUFACTURE" or "MANUFACTURING" means all steps and activities necessary to produce a compound (e.g., Probucol, AGI-1067) including without limitation, the manufacturing, processing, packaging, labeling, holding, quality control testing and release of such compound in accordance with the terms and conditions hereof.

"MARKETING PARTNER" means the company with whom AGIX enters into an agreement for purpose of marketing of the Finished Drug Product.

                                                                 OCTOBER 6, 2005

"MINIMUM REQUIREMENT(S)" means the minimum amount of AGI-1067 or Probucol that is purchased by AGIX from Dow during a Production Year in order to satisfy the minimum purchase obligations under this Agreement, as further defined in Section 6.1.

"NDA" means a New Drug Application (as defined in 21 C.F.R. 314) seeking regulatory approval to make, manufacture, use, market, and sell the Finished Drug Product in the United States for a particular indication or the corresponding application of any other governmental Authority or agency regulating prescription pharmaceuticals.

"PATENT RIGHTS" means the rights and interests in issued patents and pending patent applications without limitation to any country, including, without limitation, all provisional applications, continuations, continuations-in-part, and divisionals, all letters patent granted thereon, and all re-issues, reexaminations and extensions thereof, and supplemental protection certificates relating thereto.

"PRICE INDEX PROBUCOL" means the Producer Price Index for Medicinal and Botanical Chemicals (Series ID: WPU0631) as announced by the U.S. Department of Labor, Bureau of Labor Statistics.

"PRICE INDEX AGI-1067" means an increase of [****] of the annual change in the PPI (WPU061403)).

"PROBUCOL" means Probucol USP made under cGMP conditions.

"PROBUCOL PRICE" means the charge to AGIX for the contract manufacturing of Probucol in United States dollars as shown in Article 7.

"PROBUCOL SPECIFICATIONS" means the written specifications established for the characteristics, quality and quality control testing procedures for Probucol USP, as defined in Schedule 3 of this Agreement.

"PROCESS VALIDATION CAMPAIGN" shall mean the batches of AGI-1067 from the initial AGI-1067 campaign at the Facility during which the process for commercial-scale manufacture of AGI-1067 (other than the probucol recovery and heptane recovery processes) shall be validated according to cGMP guidelines to produce AGI-1067 that meets AGI-1067 Specifications.

"PROPRIETARY INFORMATION" means confidential information transferred in any form that is disclosed or developed pursuant to the terms of this Agreement.

"QUALITY AGREEMENT" means the specific agreement between AGIX and Dow which provides the basis for responsibilities of AGIX and Dow related to the cGMP manufacture of AGI-1067 and Probucol. The Quality Agreement as amended from time to time is executed separately from this Agreement on or about the same date as this Agreement. This Quality Agreement provides an overall summary of responsibilities which are also discussed in Articles 2, 4, 10, 17 and 18.

-------
[****] indicates that certain confidential information contained in this document has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

                                                                 OCTOBER 6, 2005

"RCRA" means the Federal Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., and the regulations promulgated thereunder, as may be amended from time to time.

"TERMINATION FEE" means the fee paid by AGIX to Dow if AGIX chooses to terminate this Agreement early for the reasons stated in Article 20.3.

"TECHNOLOGY" means all methods, techniques, trade secrets, copyrights, know-how, data, regulatory submissions, and other intellectual property of any kind owned by or licensed to AGIX relating to or necessary or useful for the Manufacture of AGI-1067.

"TSCA" means the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., and the regulations promulgated thereunder, as may be amended from time to time.

"WASTE" means any hazardous substance and/or hazardous materials which is/are disposed or released in accordance with CERCLA; Waste which is handled in accordance with RCRA; and waste of any kind including, without limitation, routine process waste and by-products, which is/are not used, re-used or recycled.

ARTICLE 2 - PURPOSE AND RESPONSIBILITIES

2.1 Dow agrees to Manufacture and sell AGI-1067 and Probucol to AGIX and AGIX agrees to purchase and receive AGI-1067 and Probucol from Dow, pursuant to the terms and conditions stated herein.

2.2 Dow's responsibilities are:

(a) Procuring or making, unloading, handling and storing raw materials at the Facility;

(b)   Manufacturing AGI-1067 and Probucol;

(c) Collecting and retaining for at least eight (8) years samples of the AGI-1067 and Probucol;

(d) Handling and storing bulk AGI-1067 and Probucol under cGMP warehouse conditions reasonably specified by AGIX;

(e) Packaging AGI-1067 and Probucol in accordance with AGI-1067 Specifications provided by AGIX and preparing AGI-1067 and Probucol for shipment;

(f)   Making AGI-1067 and Probucol available to a common carrier;

(g) Providing information for labeling for Probucol and updating Probucol Material Safety Data Sheets;

(h) Completing any and all required regulatory reports or filings and obtaining any and all approvals required by an Authority with respect to Probucol in all appropriate jurisdictions;

(i) Keeping records and reporting to AGIX and applicable Authorities as may be required by law and this Agreement; and

(j) Handling, storing, treating, and disposing of Wastes generated by Dow in connection with Dow's performance hereunder.

                                                                 OCTOBER 6, 2005

2.3 AGIX's responsibilities are:

(a) Transferring the necessary Technology, standards, AGI-1067 Specifications, analytical methods and samples to Dow in order for Dow to develop Deliverables and Manufacture AGI-1067 meeting the AGI-1067 Specifications. Any changes to AGI-1067 Specifications will be mutually agreed to by the Parties;

(b) Providing information, such as supply requirement forecasts for AGI-1067 or Probucol, for supply and operations planning;

(c) Providing information for labeling for AGI-1067 and updating of AGI-1067 Material Safety Data Sheets;

(d) Completing any and all required regulatory reports or filings and obtaining any and all approvals required by an Authority with respect to the Finished Drug Product in all appropriate jurisdictions;

(e)   Providing retest period, storage and AGI-1067 stability parameters;

(f) Storing delivered AGI-1067 and Probucol under reasonable conditions to maintain shelf life; and

(g) Providing Dow with reasonable access to knowledgeable people to consult with Dow on the implementation of AGIX Know-how. Such consultations will be free of charge and will occur at mutually agreeable times and places.

ARTICLE 3 - TERM

3.1 The "Initial Term" of this Agreement is from the Effective Date until October 1, 2012. This Agreement will automatically continue after the Initial Term for a period of five (5) years thereafter until October 1, 2017 (the "Renewal Term") unless one Party provides the other Party with written notice, on or before October 1, 2010, of the notifying Party's intention to let this Agreement expire at the end of the Initial Term. For purposes of this Agreement, the "Term" means, collectively, the Initial Term and the Renewal Term (if any), under this Agreement.

3.2 Either Party may, without cause, terminate this Agreement at the end of the Initial Term by giving written notice of termination at least two (2) years prior to October 1, 2012 or any anniversary thereof.

3.3 AGIX plans to submit an NDA for the Finished Drug Product in order to gain marketing approval from the FDA. AGIX shall make reasonable efforts to gain marketing approval for the Finished Drug Product from the FDA. If AGIX or the Marketing Partner does not receive marketing approval, then AGIX may terminate or renegotiate the terms of this Agreement, with the payment of a predefined Termination Fee as defined in Article 20.3.

3.4 The Parties recognize that AGI-1067 Requirements may be lower than expected. If AGI-1067 Requirements are below the Minimum Requirements of this Agreement for two consecutive years after FDA approval of AGI-1067, then AGIX and Dow shall renegotiate the terms of this Agreement. The Parties will negotiate in good faith alternatives within Dow for production of such AGI-1067 volumes that permit lower Minimum Requirements and/or Capacity Reserve Fees for AGI-1067 or Probucol.

                                                                 OCTOBER 6, 2005

These alternatives may include a change in asset fit for AGI-1067 that would be more efficient at lower volumes.

ARTICLE 4 - MANUFACTURE OF AGI-1067 AND PROBUCOL

4.1 Facility. Dow will conduct all Manufacturing of AGI-1067 and Probucol at the Facility, and will hold at the Facility all Equipment, packaging components (for bulk transport of AGI-1067 or Probucol) and other items used in the Manufacture of AGI-1067 and Probucol.

4.2 Equipment. Dow will supply and maintain, at Dow's expense, Equipment required for the purpose of Manufacturing the AGI-1067 and Probucol.

4.3 Changes in Manufacturing Process. Dow will follow standard Dow change control procedures that will require prior notification to and written approval by AGIX of any changes to AGI-1067 Specifications or Probucol Specifications, or major changes to Equipment, packaging or Manufacturing that could affect the quality of AGI-1067 or Probucol in any material respect.

4.4 Amendments of CMC, AGI-1067 Specifications or Probucol Specifications. Amendments to the CMC, AGI-1067 Specifications or Probucol Specifications may be made upon mutual written agreement of the Parties. If an amendment to the AGI-1067 Specifications or Probucol Specifications proposed by AGIX would entail significant additional expense for Dow, then the Parties will meet to discuss appropriate additional compensation to Dow. In addition, Dow may propose changes to the AGI-1067 Specifications or Probucol Specifications for AGIX's approval based on advances in Dow's production process and analytical techniques.

4.5 Cleaning. Dow is responsible for ensuring that adequate cleaning is carried out between campaigns of different products; for example, campaigns of AGI-1067, Probucol or another product. In support of this requirement, AGIX will provide information related to AGI-1067 toxicity to establish cleaning limits and the development of procedures for cleaning validation.

4.6 Packaging Components. Dow will purchase, at its own expense, packaging components and other items of any nature whatsoever that Dow may use in Manufacturing AGI-1067 and Probucol. All right, title and interest in and to such items, and in and to all work-in-process incorporating such items, will remain the sole property of Dow. Dow will ship AGI-1067 or Probucol to AGIX using packing specifications supplied to Dow by AGIX and agreed to by Dow.

4.7 AGI-1067 Labeling and MSDS. AGIX will provide the information for the labeling to be used on the AGI-1067 and on the packaging thereof at AGIX's expense. Dow will label AGI-1067 and ship AGI-1067 Material Safety Data Sheets as provided by AGIX and, as such, Dow does not warrant their accuracy or content. AGIX will update AGI-1067 labels and AGI-1067 Material Safety Data Sheets as necessary to comply with all applicable Authorities and promptly notify Dow of such changes. AGIX will be listed as

                                                                 OCTOBER 6, 2005

the emergency contact on all AGI-1067 labels and AGI-1067 Material Safety Data Sheets. AGIX will satisfy all governmental requirements for registrations, permits, notices, reports, licenses, and supplier notifications and agrees to be the "responsible party" as that term is utilized in 29 CFR 1910.1200 (the Occupational Safety and Health Act Hazardous Communications Standard) with respect to manufacturing, packaging, labeling and AGI-1067 Specifications and use of AGI-1067 at AGIX's expense.

4.8 Probucol Labeling and MSDS. Dow will provide the information for the labeling to be used on the Probucol and on the packaging thereof at Dow's expense. Dow will label Probucol and ship Probucol Material Safety Data Sheets. Dow will update Probucol labels and Probucol Material Safety Data Sheets as necessary to comply with all Authority and promptly will notify AGIX of such changes. Dow will be listed as the emergency contact on all Probucol labels and Probucol Material Safety Data Sheets. Except as provided elsewhere in this Agreement, Dow will satisfy all governmental requirements for registrations, permits, notices, reports, licenses, and supplier notifications and agrees to be the "responsible party" as that term is utilized in 29 CFR 1910.1200 (the Occupational Safety and Health Act Hazardous Communications Standard) with respect to manufacturing, packaging, labeling and Probucol Specifications. Without limiting the forgoing, Dow will file with the FDA or foreign equivalent, in Dow's own name all DMFs or non-US equivalents required for Probucol.

ARTICLE 5 - WARRANTY; TESTING; REJECTION AND SAMPLES

5.1 Warranty. Dow warrants and represents to AGIX that AGI-1067 and Probucol:
(i) have been Manufactured in accordance with cGMP; (ii) will meet the AGI-1067 Specifications and Probucol Specifications at the time of delivery to the carrier at the Facility provided, however, that Dow will not be responsible for any failure of the AGI-1067 to meet the AGI-1067 Specifications that is due to the failure of raw material supplied by AGIX to meet the raw material's applicable specifications after passing Dow's normal testing for incoming materials; (iii) will not be adulterated or misbranded within the meaning of the FFDCA provided, however, that Dow will not be responsible for misbranding that is due to any labeling, instructions or package insert text provided to Dow by AGIX; and (iv) will be conveyed with good title and free of all lawful security interests, liens, or encumbrances.

5.2 Testing Requirements. Dow will be responsible for testing AGI-1067, Probucol and associated raw materials in accordance with mutually agreed upon test methods, as set forth in the AGI-1067 Specifications and Probucol
Specifications.

5.3 Rejection of Delivered AGI-1067 or Probucol.

      (a) In the event that AGIX reasonably determines that any shipment of AGI-1067 or Probucol does not conform to any of the warranties set forth in
Section 5.1, then AGIX will give Dow notice thereof (including a sample from such shipment) within sixty (60) days after receipt thereof. In such event, Dow will undertake appropriate testing of such sample and will notify AGIX whether it has confirmed such non-conformity within ten (10) days after receipt of such notice from AGIX. If Dow notifies

                                                                 OCTOBER 6, 2005

AGIX that it has not confirmed such non-conformity, AGIX will submit the disputed shipment for testing to a mutually agreed upon independent testing laboratory of recognized standing in the industry. The findings of this laboratory will be binding on the Parties. The expenses of such laboratory testing will be borne by Dow if the testing confirms the non-conformity or by AGIX if the testing does not confirm the non-conformity.

      (b) If any AGI-1067 or Probucol delivered to AGIX pursuant to this Agreement does not conform to the warranty set forth in Section 5.1, Dow will reimburse or credit AGIX with the AGI-1067 Price plus AGIX's cost of the Probucol used to manufacture the AGI-1067 or Probucol Price paid on account of such AGI-1067 or Probucol as well as any transportation, repackaging and holding charges reasonably incurred by AGIX in connection with such non-conforming AGI-1067 or Probucol. At AGIX's election: (i) Dow will be relieved of any obligation to deliver any AGI-1067 or Probucol in replacement of such non-conforming AGI-1067 or Probucol, or (ii) Dow will replace the non-conforming AGI-1067 or Probucol with AGI-1067 or Probucol that conforms to the warranty set forth in Section 5.1 and Dow shall receive full payment with respect thereto. THE REMEDY IN THIS PARAGRAPH WILL BE AGIX'S EXCLUSIVE REMEDY THAT AGIX WILL HAVE HEREUNDER, OR AT LAW OR EQUITY, FOR BREACH OF DOW'S WARRANTIES UNDER SECTION 5.1.

      (c) Hidden Defect. If there is subsequently found to be a non-conformity in any shipment of AGI-1067 or Probucol or portion thereof which is attributable to Dow's sole negligence or willful misconduct, then any claim by AGIX related to a Hidden Defect may be deemed a rejection of delivery and shall be handled pursuant to Sections 5.3 (a) and (b) of this Agreement. To the extent possible, AGIX will obtain a sample for testing in order to establish non-conformity. If no sample can be obtained, AGIX shall detail in writing its reasons for believing such shipment is non-conforming. Either Party may submit such reasons to an independent third party agreeable to both Parties whose determination of conformity will be binding on both Parties.

5.4 Samples. Dow will retain a sample of each lot of AGI-1067 or Probucol tested for up to eight (8) years from the date of shipment; however, AGIX is responsible for retaining AGIX's own samples for FDA purposes. For each lot shipped, Dow will prepare a Certificate of Analysis setting forth the items tested, the AGI-1067 Specifications or Probucol Specifications and test results and forward the Certificates of Analysis to AGIX, or its designee, at the time the AGI-1067 or Probucol is shipped.

ARTICLE 6 - QUANTITIES

6.1 Subject to and in compliance with the other terms and conditions of this Agreement including this Article 6, and provided that Dow obtains and maintains the capability to manufacture AGI-1067 and Probucol as required under Article 17 below, the parties agree as follows: (i) AGIX agrees that it shall purchase from Dow and Dow agrees that it shall sell to AGIX, AGI-1067 and Probucol as specified in Section 6.1(b) below during the Term of this Agreement; (ii) AGIX shall be entitled (but not obligated) to order and Dow shall be entitled (but not obligated) to supply additional amount(s) of

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                                                                 OCTOBER 6, 2005

AGI-1067 and Probucol during the Term of this Agreement; (iii) AGIX agrees that if AGIX purchases less than the Minimum Requirements of either AGI-1067 or Probucol during any Production Year, then AGIX shall pay a portion of the Capacity Reserve Fees as calculated in Section 6.1(c) below; and (iv) AGIX agrees that if AGIX does not purchase any AGI-1067 or Probucol during any Production Year, then AGIX shall pay the Capacity Reserve Fee for AGI-1067 as specified in Section 6.1(c) below during the Term of this Agreement.

      (a) Minimum Campaign Size - AGI-1067 and Probucol. The Parties have agreed that the minimum campaign size for AGI-1067 shall be [****] and the minimum campaign size for Probucol shall be [****]. However, on a one-time basis, Dow will complete a [****] AGI-1067 Process Validation Campaign for AGIX. The Minimum Campaign Size may be reduced upon mutual agreement of the Parties, for example, by Improvements or other changes in the process for Manufacturing AGI-1067 or Probucol.

      (b) Minimum Requirements - AGI-1067 and Probucol. The Parties have agreed on the following Minimum Requirements for AGI-1067 and Probucol for the following time periods during the Term of this Agreement: (i) for the time period consisting of Production Year 2006 only, the Minimum Requirements shall be [****] of AGI-1067, which obligation the parties acknowledge will be satisfied under the Process Validation Campaign as provided under Section 7.2 below; (ii) for the time period consisting of Production Year 2007 only, the Minimum Requirements shall be the larger of [****] of AGI-1067 or [****] of the AGI-1067 Requirements for such Production Year or [****] of Probucol; (iii) for the time period consisting of Production Year 2008 only, the Minimum Requirements shall be the larger of [****] of AGI-1067 or [****] of the AGI-1067 Requirements for such Production Year or [****] of Probucol; (iv) for the time period consisting of Production Year 2009 only, the Minimum Requirements shall be the larger of [****]of AGI-1067 or [****]of the AGI-1067 Requirements for such Production Year or [****]of Probucol; (v) for the time period consisting of Production Year 2010 only, the Minimum Requirements shall be the larger of [****] of AGI-1067 or [****] of the AGI-1067 Requirements for such Production Year or [****] of Probucol; (vi) for the time period consisting of Production Year 2011 only, the Minimum Requirements shall be the larger of [****] of AGI-1067 or [****] of the AGI-1067 Requirements for such Production Year or [****] of Probucol; and (vii) for the period of time consisting of Production Years 2012 through the remainder of the Agreement Term, the Minimum Requirements shall be the larger of [****] per year of AGI-1067 or [****] of the AGI-1067 Requirements for such Production Years, or [****] of Probucol. For the time period from 2008 through the remainder of the Agreement Term, if Dow's share of the AGI-1067 Requirements for such Production Year equals greater than [****], then AGIX shall be obligated to meet the Minimum Requirements for such Production Year solely by purchasing such amount of AGI-1067 based on Dow's share. For the time period from 2008 through the remainder of the Agreement Term, if Dow's share of the AGI-1067 Requirements for such Production Year equals less than [****], then AGIX shall have the option to meet the Minimum Requirements for such Production Year by purchasing either AGI-1067 or Probucol, however AGIX shall be obligated to purchase at least [****] AGI-1067 during any two (2) Production Year period starting in 2008 in order to meet the Minimum

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document has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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                                                                 OCTOBER 6, 2005

Requirements. For each Production Year referenced above, Dow agrees to reserve its Facility for a time period appropriate to meet the applicable Minimum Requirements for AGI-1067 and Probucol.

In the event that AGI-1067 is not approved in [****] as anticipated, the timing of the market share provision changes as it applies to the Minimum Requirements set above shall be modified. Dow's market share minimum shall remain at [****] of the AGI-1067 Requirements until one (1) year past AGI-1067 approval by the FDA. During the second (2nd) year after AGI-1067 approval by the FDA, Dow's market share minimum shall be lowered to [****] of the AGI-1067 Requirements. During the third (3rd) year after AGI-1067 approval by the FDA, Dow's market share minimum shall be lowered to [****]of the AGI-1067 Requirements. During the fourth (4th) year after AGI-1067 approval by the FDA, Dow's market share minimum shall be lowered to [****] of the AGI-1067 Requirements. During the fifth (5th) year after AGI-1067 approval by the FDA, Dow's market share minimum shall be lowered to [****] of the AGI-1067 Requirements for the remainder of the Agreement Term.

      (c) Capacity Reserve Fee - AGI-1067 and Probucol. The Parties have agreed on the following Capacity Reserve Fee for AGI-1067 and Probucol for the following time periods during the Term of this Agreement: (i) for the time period consisting of Production Year 2006 only, the Capacity Reserve Fee for AGI-1067 and Probucol shall be [****]; (ii) for the time period consisting of Production Year 2007 only, the Capacity Reserve Fee for AGI-1067 and Probucol shall be [****]; and (iii) for the period of time consisting of Production Years 2008 through the remainder of the Agreement Term, the Capacity Reserve Fee per year for AGI-1067 and Probucol shall be [****]. The Capacity Reserve Fee for AGI-1067 and Probucol will be considered satisfied if AGIX meets the Minimum Requirements listed above during such Production Years.

      The Capacity Reserve Fee for each Production Year shall be paid in [****] equal parts on a [****]basis during the Production Year, unless AGIX has committed orders according to the forecast as provided under section 6.2 below or has submitted a Purchase Order for quantities exceeding the Minimum Quantity for such year. This Capacity Reserve Fee shall be credited toward any purchase of AGI-1067 or Probucol during such Production Year.

      These calculations for the Capacity Reserve Fee are described in the following Examples:

Example #1:

[****]

Example #2:

[****]
Formula:

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document has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

                                                                 OCTOBER 6, 2005

A formula could be applied to explain the Capacity Reserve Fee payment.

[****]
[****]

      (d) AGI-1067 Requirements. For purposes of calculating the Minimum Requirements for AGI-1067 and Probucol for each Production Year, AGIX shall provide to Dow after each Production Year the total AGI-1067 Requirements for such Production Year. AGIX will allow Dow to audit production order records pertaining to AGI-1067 Requirements.

6.2 Forecasts and Orders. On a rolling quarterly basis, Dow and AGIX will establish eight (8) quarter written forecasts outlining AGIX's anticipated AGI-1067 and Probucol needs from Dow broken out by quarter. Such written forecasts for AGI-1067 and Probucol shall become a firm, committed order as follows: (a) AGIX will be required to purchase from Dow [****] of the forecasted amount(s) of AGI-1067 and Probucol set forth in the first (1st) and [****] in the second (2nd) quarter of each such forecast delivered hereunder. (b) AGIX will be required to purchase from Dow at least [****] of the forecasted amount(s) of the AGI-1067 and Probucol set forth in the third (3rd) and [****] in the fourth (4th) quarters of each such forecast delivered hereunder. (c) For successive and rolling forecasts delivered one quarter apart, the amount of positive or negative variance, if any, between the forecasted amount for the fifth (5th) quarter (becoming the fourth (4th) quarter), the fourth (4th) quarter (becoming the third (3rd) quarter), or the third (3rd) quarter (becoming the second (2nd) quarter) shall not in any case exceed [****], unless AGIX and Dow both agree in writing to accept a variance greater than [****]. Dow is not obligated to deliver quantities higher than [****] of AGI-1067 or [****] of Probucol during a calendar quarter, unless AGIX and Dow both agree in writing to fulfill such an order quantity. Such quantities may be increased by mutual agreement of the Parties. While purchase orders, invoices, or similar routine documents supplied by either Party may be used to implement or administer provisions of this Agreement, any provisions of these documents which add to, vary, modify or are at conflict with any of the provisions of this Agreement will be deemed deleted and will have no force or effect on either Party's rights or obligations under this Agreement.

6.3 Order Administration. The Parties recognize that detailed and continuing exchanges of information will be necessary in order to optimize the administration of this Agreement and Dow's supply of AGI-1067 and Probucol to AGIX, consistent with their respective rights and responsibilities under this Agreement. To that end, each Party will notify the other of the individual representative or representatives responsible for exchanging information and for resolving issues which arise affecting the Manufacture of AGI-1067 and Probucol by Dow for sale to AGIX. The designated representatives of AGIX and Dow will conduct a formal Sales and Operations Planning meeting ("S&OP") on a quarterly basis (or more often as required and agreed to by both Parties) to address volume and other issues that may arise under this Agreement, including allowing Dow the ability to efficiently meet AGIX's purchase needs. This S&OP process may be started upon execution of this Agreement if desired by both

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document has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

                                                                 OCTOBER 6, 2005

Parties, but must be started upon FDA approval of the NDA for the Finished Drug Product.

ARTICLE 7 - PRICE

7.1 AGIX will pay to Dow the Price for AGIX's purchase of AGI-1067 and Probucol that is set forth in this Article 7. AGIX will make all payments pursuant to this by check or wire transfer to a bank account designated in writing by Dow. All payments hereunder will be made in United States Dollars.

7.2 (a) AGI-1067 Process Validation Campaign. The AGI-1067 Process Validation Campaign will be run to successfully complete validation of the process to produce AGI-1067. This campaign will involve the production of [****] of AGI-1067 with overall production of approximately [****]of AGI-1067.

      (b) Deliverables from this AGI-1067 Process Validation Campaign are:
[****].

      (c) Pricing assumptions for this AGI-1067 Process Validation Campaign are:
[****].

      (d) The price for the completion of the AGI-1067 Process Validation Campaign is [****] for production of six (6) batches of AGI-1067. This price will be subdivided into three payments. First, upon executing this Agreement, AGIX shall pay Dow [****]. Second, when the AGI-1067 Process Start-up is completed, AGIX shall pay Dow [****]. Third, when the AGI-1067 Process Validation Campaign Deliverables are completed, AGIX shall pay Dow [****]. In the event of early termination pursuant to Section 20.3 herein occurring before completion of the Process Validation Campaign, the amount of either the second or third payments described in this section 7.2(d) shall be prorated for the portion of the work actually completed and such prorated amount shall be due and owing to Dow.

7.3 AGI-1067 Price (Base Case). For purposes of manufacture and supply of AGI-1067 under this Agreement (other than for purposes of the AGI-1067 Process Validation Campaign, which are governed by Section 7.2 above), the Parties agree that AGI-1067 Pricing assumptions for the base case are: [****] Dow shall provide reasons for the lower yield and possible steps to increase yield. Based on the listed assumptions under this Section 7.3, the Parties agree the AGI-1067 Price for AGI-1067 manufactured and supplied under this Agreement shall be as follows:

AGI-1067 Pricing (Base Case)
----------------------------
[****]

7.4 AGI-1067 Price (Recycle Case). For purposes of manufacture and supply of AGI-1067 under this Agreement (other than for purposes of the AGI-1067 Process Validation Campaign, which are governed by Section 7.2 above), the Parties agree that AGI-1067 Pricing assumptions for the recycle case are: [****] Dow has based the AGI-1067 Prices below on an assumed process for probucol recovery and recycle and

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[****] indicates that certain confidential information contained in this document has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

                                                                 OCTOBER 6, 2005

heptane recovery and recycle. If either of these processes needs to be changed during lab demonstration or scale-up work, then the AGI-1067 Prices below will be modified to reflect such changes. Based on the listed assumptions under this
Section 7.4, the Parties agree the AGI-1067 Price or AGI-1067 manufactured and supplied under this Agreement shall be as follows:

AGI-1067 Pricing (Recycle Case)

--------------------------------     -------------------------------------------
--------------------------------     -------------------------------------------
--------------------------------     -------------------------------------------
--------------------------------     -------------------------------------------
[*-***]

7.5 Probucol Price. For purposes of manufacture and supply of Probucol under this Agreement, the Parties agree that Probucol Pricing assumptions are:
[****]Based on the listed assumptions under this Section 7.5, the Parties agree the Probucol Price for Probucol manufactured and supplied under this Agreement shall be as follows:

Probucol Pricing

--------------------------------     -------------------------------------------
--------------------------------     -------------------------------------------
--------------------------------     -------------------------------------------
--------------------------------     -------------------------------------------
[****]

7.6 The parties further agree that pricing under Sections 7.2, 7.3, 7.4 and 7.5 above during the Term of this Agreement shall be adjusted on an [****]basis according to the changes (if any) in the Price Index Probucol from [****] of subsequent years and applied in [****]of the following year. For example, the annual price adjustment will be first applied in [****], based on the change (if any) in the Price Index Probucol from [****]. Likewise the AGI-1067 Price shall be adjusted annually according to the Price Index AGI-1067. For example, in the case of a year where the annual change in the PPI (WPU061403) is [****], Dow may [****], pursuant to the terms and conditions of this section 7.6, the AGI-1067 Price by [****].

7.7 During the course of this Agreement, Dow will discuss with AGIX any additions of capital equipment to the Facility or process changes to the AGI-1067 or Probucol manufacturing process including addition of capital equipment, in order to increase capacity, improve AGI-1067 Price or Probucol Price (including Price Indices) or improve the quality of the AGI-1067 or Probucol. For each such proposed change, Dow will provide a proposal to AGIX outlining the anticipated capital and expense costs, the process validation costs, and the associated benefits from the capital equipment additions or process changes. AGIX may approve or reject such proposal. For accepted proposals involving capital equipment implementation, AGIX shall provide

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document has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

                                                                 OCTOBER 6, 2005

Dow an upfront payment or a guarantee for a mutually agreed upon percentage of the capital implementation costs, with similar terms and conditions as described in this Agreement.

7.8 Warehousing. If requested by AGIX and upon mutual agreement of both parties, Dow will provide warehouse services for AGI-1067 or Probucol, such service to be provided at a price of [****] per pallet per month. This charge is based on floor space, so if pallets may be stacked, the charge would be based on the actual pallet floor space. Due to limited warehouse space, Dow will only reserve space for [****] of AGI-1067 or Probucol, assuming that [****]of AGI-1067 or Probucol can be stored within ten (10) "rows" of the Dow warehouse. On a periodic basis, Dow may be able to store quantities in excess of [****], but cannot reserve this space at this time. Storage charges shall begin (a) when Dow issues the Certificate of Analysis and an invoice for AGI-1067 or Probucol, such invoice to occur during the calendar quarter of AGIX's delivery date in the eight-quarter written forecast described in Section 6.2, even if Dow has Manufactured in advance of such delivery date, or (b) 60 days after Dow receives the Certificate of Analysis for Probucol not Manufactured by Dow.

ARTICLE 8 - DELIVERY, TITLE, TRANSPORTATION

8.1 Title. Title to AGI-1067 or Probucol will transfer to AGIX upon delivery to the carrier at the Facility. Risk of loss passes simultaneously with the title.

If Dow provides warehouse services for AGIX per Section 7.8, then title to AGI-1067 or Probucol will transfer to AGIX when storage charges begin pursuant to Section 7.8 herein. After transfer of title, during storage of AGI-1067 or Probucol at the Dow warehouse, AGIX shall bear risk of loss and be responsible for any purchase of inventory loss insurance, associated premiums and deductibles.

8.2 Transportation. All AGI-1067 and Probucol will be shipped in suitable containers as reasonably approved by AGIX. Dow will make transportation arrangements in line with the needs of AGIX. AGIX will absorb freight. Dow will prepay all freight and add the freight costs to the invoice. Emergency response for any emergencies or other incidents occurring during transit will be the responsibility of AGIX.

8.3 Export Licenses. In some instances it may be necessary to obtain an export or re-export license for AGI-1067 or Probucol. AGIX will be responsible for obtaining any necessary licenses at AGIX's expense.

ARTICLE 9 - INVOICES AND PAYMENT

9.1 Invoices. AGIX will order AGI-1067 and Probucol and Dow will issue corresponding invoices at intervals consistent with the binding two (2) quarter portion of the rolling eight (8) quarter forecasts described in Section 6.5. AGI-1067 or Probucol payment will be due within thirty (30) days from the date of Dow's invoice which, in turn, will be issued upon AGI-1067 or Probucol shipment. AGI-1067 or Probucol will be delivered in increments of one (1) or more lots.

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document has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

                                                                 OCTOBER 6, 2005

9.2 Interest. Any payments due Dow under this Agreement that are past due will bear interest calculated on a per annum basis from the due date to the date of actual payment at a fluctuating interest rate equal at all times to the prime rate of interest announced publicly from time to time by Citibank, N.A., plus two percent (2%), but in no case higher than the maximum rate permitted by applicable law.

9.3 Credit. If AGIX fails to pay any invoice on time, Dow may defer shipments, accelerate the due date on all amounts owed Dow, or require cash payments or other security. If Dow has commercially reasonable grounds to doubt AGIX's financial responsibility and AGIX fails to provide assurances or security satisfactory to Dow within three (3) business days of Dow's notice to AGIX of such doubt, then Dow may defer shipments, accelerate the due date on all amounts owed Dow, or require cash payments or other security. For purposes of the two immediately preceding sentences, payment by AGIX on a cash-with-order or cash-in-advance basis shall, so long as AGIX has no outstanding payment obligations to Dow, be deemed to constitute satisfactory security. AGIX agrees to pay all of Dow's collection costs including reasonable attorney fees.

9.4 Review. If Dow requires security from AGIX in advance of shipment at any time during the term of the Agreement, then Dow agrees to conduct a review of AGIX's financial condition in consultation with AGIX on at least a quarterly basis and will restore AGIX to normal payment terms as soon as Dow deems AGIX is financially responsible using commercially reasonable criteria.

ARTICLE 10 - REGULATORY MATTERS: RECORDS

10.1 Compliance with Authority. Dow agrees to comply with all applicable Authorities in regard to Manufacturing the AGI-1067 or Probucol.

10.2 Regulatory Submissions.

            (a) By AGIX. AGIX will consult with Dow in the preparation and submission of, and will provide Dow with advance review / copies of, those portions of the CMC article of the IND or similar filings (NDA) to be made with Authorities that include or summarize information pertaining to the AGI-1067 or its intermediates such as Probucol, including the AGI-1067 Manufacturing process. AGIX will also consult with Dow in the preparation and submission of, and will provide Dow with advance review / copies of, answers to questions received from regulatory Authorities as the result of the review of AGIX's regulatory filings if those questions pertain to the Manufacturing processes operated by Dow under this Agreement.

            (b) By Dow. Dow shall submit a DMF for Probucol at no additional cost to AGIX.

10.3 Facility Inspections by AGIX. Subject to Facility safety and confidentiality limitations, Dow will permit representatives of AGIX to visit the Facility for the purpose

                                                                 OCTOBER 6, 2005

of reviewing the Equipment, Manufacturing process, testing of the AGI-1067 and Probucol, batch and other internal records pertaining to the AGI-1067 and Probucol that are provided by Dow, and of conducting compliance audits associated with cGMP and other FDA regulations. Employees and other approved representatives of AGIX who enter onto Dow premises will comply with Dow's safety, security and confidentiality requirements. AGIX will give Dow reasonable notice of any proposed visit to the Facility and identify the individuals who will be in attendance. Dow is entitled to approve the individuals according to established Dow facility policies who will visit and AGIX may not designate contractors for such visits without Dow's prior permission, which permission shall not be unreasonably withheld. All visits will be during Dow's normal business hours on weekdays. Dow may inspect any documents, vehicles, or containers entering or leaving Dow's premises. Each employee and other approved representatives of AGIX who visit the Facility, or other Dow premises, will fully comply with the respective site's standard access requirements.

10.4 Facility Inspections by Government. During Dow's normal business hours on week days, Dow will allow governmental inspectors (such as inspectors from the FDA or EPA) acting pursuant to statutory authority to inspect the Facility in connection with the Manufacture of AGI-1067 and Probucol and to review required documentation, provided that such inspectors comply with Dow's safety, security and confidentiality requirements. All governmental inspectors of the Facility will be subject to the reasonable approval of Dow prior to the inspection. Dow will immediately notify AGIX of any governmental inspection of the Facility that is likely to negatively affect Manufacturing of AGI-1067 or Probucol. Dow will provide to AGIX a copy of any report and other written communications received from such governmental agency in connection with such visit or inspection, and any written communications received from any Authority or governmental agency relating to the AGI-1067 and Probucol, the associated Equipment or the associated Manufacturing processes, within ninety (90) business days after receipt thereof.

10.5 Complaints. AGIX and Dow will each maintain complaint files regarding the AGI-1067 and Probucol, including, without limitation, any AGI-1067 or Probucol quality complaints. Dow agrees to notify AGIX, to investigate and resolve such complaints and to take remedial action to avoid similar complaints in the future.

10.6 Regulatory Assistance. Dow agrees to provide to AGIX such information and assistance relating to the Manufacture of the AGI-1067 and Probucol as AGIX may reasonably require for purposes of applying for and maintaining all Authority registrations. In particular, following delivery of the AGI-1067, Dow will provide AGIX with a brief written report that describes the AGI-1067 Manufacturing process for potential use in the "Method of Manufacture" portion of a CMC registration. For Probucol, Dow will describe the Probucol Manufacturing process in a DMF that will be submitted by Dow to the FDA.

10.7 Debarment. Dow represents and warrants that: (a) as of the Effective Date, Dow has not been debarred and, to the best of Dow's knowledge, is not subject to a pending debarment; and (b) that Dow will not use in any material capacity, in connection with the

                                                                 OCTOBER 6, 2005

Manufacture of AGI-1067 or Probucol under this Agreement, any person who has been debarred pursuant to section 306 of the FFDCA, 21 U.S.C. Section 335a, or who is the subject of a conviction described in such section.

10.8 Communications from Authorities. AGIX will promptly provide Dow with copies of all communications received by any governmental regulatory Authority that would require Dow's participation or impact Dow's performance under this Agreement including the Manufacture, analysis, testing and/or storage of AGI-1067 or Probucol and/or the operation of the Facility or any Equipment used in connection with any of the foregoing. AGIX will consult with Dow with respect to AGIX's regulatory filings related to this Agreement including, without limitation, the preparation and submission of CMC sections of the NDA (IND) and other sections of other filings with regulatory Authorities in countries in which AGIX may be seeking regulatory approval that includes or summarizes information pertaining to the Manufacturing process operated by Dow under this Agreement. AGIX will also consult with Dow in the preparation of answers to questions received from regulatory Authorities that result from the review of AGIX's regulatory filings if those questions pertain to the Manufacturing process.

ARTICLE 11 - DISCLAIMER OF WARRANTIES

THE LIMITED WARRANTIES CONTAINED IN ARTICLE 5.1 OF THIS AGREEMENT ARE DOW'S SOLE WARRANTIES WITH RESPECT TO AGI-1067 OR PROBUCOL AND ARE MADE EXPRESSLY IN LIEU OF AND EXCLUDE ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL OTHER EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES PROVIDED BY COMMON LAW OR STATUTE.

ARTICLE 12 - NOTICE OF CLAIMS

ALL CLAIMS BY AGIX SHALL BE DEEMED WAIVED UNLESS MADE BY AGIX IN WRITING AND RECEIVED BY DOW WITHIN ONE YEAR OF THE RECEIPT OF AGI-1067 OR PROBUCOL PROVIDED, HOWEVER, THAT FOR ANY CLAIM WHICH IS NOT READILY DISCOVERABLE WITHIN SUCH ONE YEAR PERIOD SUCH CLAIM SHALL BE DEEMED WAIVED UNLESS MADE BY AGIX IN WRITING AND RECEIVED BY DOW WITHIN THREE YEARS AFTER RECEIPT OF THE AGI-1067 OR PROBUCOL AFTER WHICH TIME ALL CLAIMS BY AGIX SHALL BE DEEMED TO BE WAIVED.

ARTICLE 13 - LIMITATION OF REMEDIES AND LIABILITY

13.1 EXCLUSIVE REMEDY. EXCEPT AS EXPRESSLY PROVIDED IN SECTIONS 5.3 and 15.1, AGIX'S EXCLUSIVE REMEDY AND DOW'S TOTAL LIABILITY TO AGIX FOR CLAIMS IS EXPRESSLY LIMITED TO THE REMEDY AS SET FORTH IN SECTION 5.3(b). AGIX WAIVES ALL OTHER CLAIMS BY AGIX AGAINST DOW.

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                                                                 OCTOBER 6, 2005

13.2 LIABILITY LIMITATION. IN NO EVENT SHALL EITHER PARTY be liabLE to THE OTHER PARTY for any incidental, consequential, special, AND EXEMPLARY or punitive damages EVEN IF ANY SUCH DAMAGES WERE FORESEEABLE.

ARTICLE 14 - INTELLECTUAL PROPERTY

14.1 Know-how. Dow owns Dow Know-how and AGIX owns AGIX Know-how. AGIX will provide Dow with AGIX Know-how concerning the Manufacture, testing and packaging of the AGI-1067. It is understood that no Dow proprietary know-how will be used in the Manufacture, testing or packaging of the AGI-1067

14.2 Improvements. Improvements, regardless of inventorship or authorship, shall be the wholly-owned property of AGIX. Dow will, upon request of AGIX, promptly execute any and all applications, assignment or other instruments which AGIX shall deem necessary or useful in order to apply for and obtain patent protection worldwide for said Improvements. AGIX will bear the costs of preparation and filing of all said patent applications which AGIX elects to file. AGIX shall grant DOW a non-exclusive, royalty-free license to use such Improvements for manufacturing uses outside of the scope of manufacturing any compound referenced in Schedule 4.

14.3 Enforcement and Defense of Patent Rights. If, during the Term of this Agreement, Dow learns of any infringement or threatened infringement by a third-party of the patents comprising Patent Rights, Dow will promptly notify AGIX and will provide AGIX with any available evidence of such infringement.

14.4 AGIX Warranties. AGIX warrants that AGIX has no knowledge of any third-party intellectual property rights which would preclude the Manufacturing of AGI-1067 as contemplated herein. AGIX assumes all responsibility for use of any design, trademark, trade name, copyright or part thereof, appearing on AGI-1067. Should Dow receive credible notice, including, but not limited to a notice of infringement that would preclude the Manufacturing of AGI-1067, it has the right to suspend Manufacture of the AGI-1067 with 90 days written notification to AGIX of its intent to so suspend Manufacture of the AGI-1067, unless AGIX provides written assurance of indemnification.

ARTICLE 15 - INDEMNITY

15.1 Dow's Indemnification of AGIX. Excluding matters covered under Section 15.4, Dow will indemnify and hold AGIX harmless from and against any and all liabilities, Claims, demands, damages, costs, citations from regulatory agencies, expenses or money judgments (including attorneys' fees) (collectively "Liabilities") incurred by, or rendered against, AGIX for property damage, damage to the environment or natural resources, bodily injury, sickness, disease, death of persons directly arising out of: (a) any damage to the environment or damage to natural resources at the Facility or a facility/location chosen by Dow specifically with regard to the disposal of Wastes generated by Dow in connection with Dow's performance of this Agreement,
(b) failure to manufacture AGI-1067 or Probucol in conformity with the Specifications or in compliance with laws and regulations but only to the extent such failure arises solely from Dow's gross negligence or willful misconduct, and (c) any breach of this

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                                                                 OCTOBER 6, 2005

Agreement by Dow other than those covered by the remedies stated in Article 5.3, provided in each case (a), (b) and (c), however, that AGIX will give Dow notice in writing as soon as practicable of any such Liabilities and will permit Dow to undertake the defense thereof at Dow's expense. For purposes of Sections 15.1 and 15.4, "Liabilities includes assertions involving alleged violations of federal, state and local laws, regulations and ordinances including CERCLA, TSCA and RCRA, or comparable and applicable state statutes. Dow has no obligation to indemnify AGIX (including under common law) except as specifically set forth in this Section 15.1.

15.2 AGIX's Cooperation. AGIX will cooperate in the defense of any Liabilities Dow undertakes pursuant to Section 15.1 by providing access to witnesses and evidence, including documents, available to AGIX. AGIX will have the right to participate in the defense of any such Liabilities to the extent that, in its judgment, AGIX may be prejudiced thereby.

15.3 Dow consent for Settlement. In regard to any such Liabilities in which AGIX seeks indemnification by Dow, AGIX will not settle, offer to settle or admit liability or damages without Dow's express written consent.

15.4 AGIX's Indemnification of Dow. Excluding matters under Section 15.1, AGIX will indemnify and hold Dow harmless from and against any and all Liabilities incurred by or rendered against Dow for property damage, damage to the environment or natural resources, bodily injury, sickness, disease, death of persons, or any other damages which arise out of or in connection with the following: (a) after delivery of AGI-1067 or Probucol by Dow to AGIX (or AGIX's designee), the handling, storage, design, manufacture, testing, transportation, promotion, distribution, sale, use, treatment or disposal of the AGI-1067, Probucol or Finished Drug Product, unless soley caused by Dow's negligence or willful misconduct; or (b) AGIX visits to the Facility except to the extent caused by Dow's negligence or willful misconduct; or (c) alleged design, trademark, trade name or copyright infringement resulting from the use of any design, trademark, trade name, copyright or part thereof, or labeling appearing on the AGI-1067 or Probucol at AGIX's request; or (d) patent or copyright infringement for the Manufacture (including the process or Equipment used by Dow to produce AGI-1067), sale or use of any AGI-1067 made for AGIX pursuant to this Agreement. Dow will give AGIX notice in writing as soon as practicable of any such Claim or lawsuit and will permit AGIX to undertake the defense thereof at AGIX's expense.

15.5 Dow's Cooperation. Dow will cooperate in the defense of any such Liabilities that AGIX undertakes pursuant to Section 15.4 by providing access to witnesses and evidence available to Dow. Dow will have the right to participate in the defense of any such Liabilities to the extent that, in its judgment, Dow may be prejudiced thereby.

15.6 AGIX consent for Settlement. In regard to any such Liabilities in which Dow seeks indemnification by AGIX, Dow will not settle, offer to settle or admit liability or damages without AGIX's express written consent.

ARTICLE 16 - INSURANCE

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                                                                 OCTOBER 6, 2005

16.1 CGL Coverage. At all times while the Agreement is in effect, AGIX will procure and maintain, at its own expense and for its own benefit, Comprehensive/Commercial General Liability Insurance (including contractual liability, products liability, and completed operations) with a bodily injury, death, and property damage combined single limit of $10,000,000 per occurrence. The scope of the coverage to be provided is to be similar to standard ISO forms (e.g., 1998 Commercial General Liability ISO form # CG 00 01 01 98 or CG 00 02 01 98). If the insurance to be provided is in a form similar to ISO policy form CG 00 02 01 98 (claims made form), then the policy shall contain an extended reporting period of at least five (5) years; any Retroactive Date under said policy shall be no later than the Effective Date of this Agreement.

16.2 Certificate of Insurance. AGIX will furnish Dow a certificate(s) from an insurance carrier (having a minimum AM Best rating of A) showing all insurance set forth above. The certificate(s) will include the following statement: "The insurance certified hereunder is applicable to all contracts between The Dow Chemical Company and the Insured. This insurance may be canceled or altered by AGIX only after ten (10) days' written notice to Dow." The insurance, and the certificate(s), will (a) name Dow (including Dow's officers, directors, employees, affiliates, agents, successors, and assigns) as additional insureds with respect to matters arising from this Agreement; (b) provide that such insurance is primary to any liability insurance carried by Dow; and (c) provide that underwriters and insurance companies of AGIX may not have any right of subrogation against Dow (including Dow's officers, directors, employees, affiliates, agents, successors, and assigns). The insurance will contain no more than an ordinary deductible.

ARTICLE 17 - DOW FACILITY

17.1 Compliance with Authority. In Dow's performance of its obligations under this Agreement, Dow retains the obligations to maintain the Equipment and Facility in a manner that complies with all applicable federal, state and local laws and regulations which are in effect at the time, including CERCLA, RCRA, TSCA, and the FFDCA. Dow retains the sole right and authority to make all decisions with respect to the construction, maintenance and operation of Dow's Facility. Without limiting Dow's obligations, AGIX acknowledges that it may have certain independent obligations in order for AGIX to be in compliance with an Authority applicable to AGIX.

17.2 FDA Registration. The Facility is registered with the FDA pursuant to
Section 510 of FFDCA. Dow will keep and maintain records as required by Dow's customary operating guidelines and all applicable Authority including the FFDCA, TSCA, CERCLA and RCRA. Dow retains exclusive ownership and responsibility of all Facility materials, reports and records.

ARTICLE 18 - PRODUCT STEWARDSHIP

18.1 AGIX Obligations. AGIX acknowledges that it has requested Dow to contract manufacture AGI-1067 and Probucol for AGIX pursuant to AGI-1067 Specifications provided to Dow by AGIX and to Probucol Specifications. AGIX represents that it has

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                                                                 OCTOBER 6, 2005

used its own independent skill and expertise in connection with the design, selection and use of the AGI-1067, Probucol and Finished Drug Product. AGIX or its Marketing Partner is responsible for providing emergency assistance for the Finished Drug Product. AGIX: (a) will be responsible to provide AGI-1067 Material Safety Data Sheets and labels, (b) will follow safe handling, use, selling, storage, packaging, transportation, treatment and disposal practices (including special practices as AGIX's use of the AGI-1067, Probucol and Finished Drug Product require) and instruct its employees, contractors (including Dow), agents and customers in these practices (including the information contained in the most current AGI-1067 Material Safety Data Sheet or Probucol Material Safety Data Sheet), (c) will take appropriate action to avoid spills or other dangers to persons, property or the environment, and (d) understands and will comply (and has complied) with all applicable Authorities including governmental statutes, rules, regulations and ordinances promulgated by the EPA with particular attention to initial and periodic reports and filings required of a manufacturer under Articles 4, 5, 8, 12, and 13 of TSCA. Dow will assist AGIX in the completion of these reports and filings.

18.2 AGIX Disclosure Requirements. AGIX will file any Adverse Drug Experience Reports (ADERs) required under 21 CFR 314.80. AGIX shall notify Dow within 2 days of receipt of all ADERs which may require an FDA Field Alert Report as specified under 21 CFR 314.81. For the avoidance of doubt, AGIX is solely responsible for assessing the safety of Finished Drug Product and the potential need for any and all warnings to any and all consumers of the Finished Drug Product; Dow undertakes no duty whatsoever with respect to any and all consumers of the Finished Drug Product.

18.3 Dow Disclosure Requirements. Dow will report to AGIX, in writing and as promptly as practicable, any citations or complaints it receives concerning the AGI-1067 or Probucol, including any regulatory citations and complaints. AGIX will be responsible for handling such complaints, and Dow will cooperate to the extent reasonably requested by AGIX.

ARTICLE 19 - FORCE MAJEURE

19.1 Excused Performance. The performance of the Party impacted by a Force Majeure Event, other than for payment for AGI-1067 or Probucol already delivered, under this Agreement is delayed, without liability, for the duration of a Force Majeure Event.

19.2 Notification. The Party whose performance is affected by a Force Majeure Event will give prompt written notice to the other Party stating the details and expected duration of the event. Once notice is given of a Force Majeure Event, the Parties will keep each other apprised of the situation until the Force Majeure Event terminates or this Agreement is terminated, whichever occurs first. Each Party has full management discretion in dealing with its own labor issues, and in determining how and when to perform obligations (other than payment for work already performed) under this Agreement when the other Party is involved in a strike, work stoppage or slowdown condition. Subject to the foregoing, the Party whose performance is affected by a Force Majeure Event shall take reasonable steps to remedy the Force

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                                                                 OCTOBER 6, 2005

Majeure Event with all reasonable dispatch. A Party not affected by a Force Majeure Event is entitled (without prejudice to its other rights and remedies under this Agreement or at law or in equity) to terminate this Agreement by written notice to the Party affected by the Force Majeure Event if a Force Majeure Event lasts for more than sixty (60) days.

19.3 Allocation. Dow will give prompt written notice to AGIX stating the details and expected duration of any Allocation. Dow may, during any period of shortage of any supplies, parts, raw materials, energy, utilities, Waste disposal capacity or capability, or labor that impacts the Manufacture of AGI-1067 or Probucol due to a Force Majeure Event, in Dow's discretion allocate its supply of such supplies, parts, raw materials, energy, utilities, Waste disposal capacity or capability, or labor among the various uses therefore in any manner that Dow believes is fair and reasonable. Dow will have no obligation to obtain supplies, parts, raw materials, energy, utilities, Waste disposal capacity or capability, labor or AGI-1067 or Probucol from a third party in order to supply Dow's excused contractual shortfall. Any supplies, parts, raw materials, energy, or utilities obtained by Dow from a third party solely for Dow's internal use are not subject to allocation. If Dow fails to supply AGI-1067 or Probucol pursuant to the terms of this Agreement or fails to Manufacture in compliance with cGMP, AGIX shall have the right to Manufacture or have Manufactured by a third party supplier up to 100% of the AGI-1067 or Probucol until Dow is again capable to supply AGI-1067 or Probucol that was forecast or ordered by AGIX pursuant to this Agreement. As used herein, failure to supply means the situation where Dow is one (1) month or more delayed on supplying the full amount of an order placed by AGIX hereunder.

ARTICLE 20 - EARLY TERMINATION

20.1 For Breach. Either Party is entitled (without prejudice to its other rights and remedies under this Agreement) to terminate this Agreement upon: (a) written notice at any time if the other Party breaches a material obligation under this Agreement and such breach has not been remedied within sixty (60) days after the non-breaching Party provides written notice of such breach to the breaching Party; or (b) written notice by the Party not affected by a Force Majeure Event to the Party affected by the Force Majeure Event if a Force Majeure Event lasts for more than sixty (60) days; or (c) written notice in the event the other Party (i) voluntarily or involuntarily enters a bankruptcy or similar proceeding, or (ii) passes a resolution for winding up its business or a court of competent jurisdiction makes an order to that effect (otherwise than for the purpose of amalgamation or reconstruction), or (iii) a receiver is appointed in respect of substantially all of its assets.

20.2 Winding up of Obligations. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination or expiration, and shall not relieve either Party from any of its obligations (including payment obligations) which shall have accrued prior to such termination or expiration. Upon termination AGIX will reimburse Dow for any reasonable uncancelable obligations incurred hereunder and for any AGI-1067 or Probucol manufactured by Dow hereunder prior to Dow giving or receiving notice of

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                                                                 OCTOBER 6, 2005

termination. Termination or expiration of this Agreement for any reason shall also be without prejudice to any rights or obligations which are expressly indicated to survive such expiration or termination, including, without limitation, those under Articles 9, 11, 12, 13, 15, 20, 23, 30 and 31 hereof.

20.3 Due to Finished Drug Product NDA Not Approved by the FDA. In the event that
(a) the ARISE clinical trial for AGI-1067 is terminated for safety reasons; (b) AGIX decides that regulatory approval for AGI-1067 is unlikely and AGIX decides to withdraw AGI-1067 from clinical trials or does not submit an NDA for AGI-1067; or (c) the FDA does not approve the AGI-1067 NDA and AGIX does not pursue AGI-1067 commercialization, then AGIX may terminate or renegotiate the terms of this Agreement, with the payment by AGIX of a Termination Fee for AGI-1067 and Probucol. However, if AGIX receives an approvable letter from the FDA, but the actual approval is delayed, then the Agreement Term will be extended by the duration of the delay between the FDA approvable letter and actual FDA approval.

If such termination occurs after validation of the AGI-1067 process, then the Termination Fee shall be [****]. For purposes of this Section 20.3 validation of the AGI-1067 process shall mean that AGIX has signed a validation report signifying that the Manufacturing process for AGI-1067 and equipment has been validated. If such termination occurs during or after the validation of the Probucol process, then the Termination Fee shall be [****]. For purposes of this
Section 20.3 validation of the Probucol process shall mean that Dow has provided AGIX a signed validation report signifying that the Manufacturing process for Probucol and equipment has been validated. If termination occurs while Dow is making equipment modifications to its Facility in preparation for validating the AGI-1067 or Probucol processes, then Dow will make best efforts to reduce this Termination Fee by stopping the capital planning and equipment procurement and installation. At that time, AGIX shall be responsible for all capital costs incurred by Dow to the point of termination, including additional costs that Dow is unable to cancel, not to exceed the Termination Fees listed above. These Termination Fee obligations related to capital costs shall be removed once AGIX purchases [****] total of AGI-1067, or [****] total of Probucol, respectively, under this Agreement. In addition, these Termination Fee obligations shall be prorated as AGIX purchases the first [****] of AGI-1067 or the first [****] of Probucol.

ARTICLE 21 - ASSIGNMENT

This Agreement is not assignable or transferable by either Party unless to an affiliate which controls that Party without the prior written consent of the other Party which shall not be unreasonably withheld. Any attempted assignment or delegation in violation of the preceding sentence will be void. All validly assigned and delegated rights and obligations of the Parties hereunder will be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of AGIX or Dow, as the case may be.

-------
[****] indicates that certain confidential information contained in this document has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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                                                                 OCTOBER 6, 2005

ARTICLE 22 - NOTICES

Any notice to be given under this Agreement will be in writing and will be deemed given when received and may be sent by mail, email, express courier or facsimile to:

If to AGIX:

Attn: General Counsel
      AtheroGenics, Inc.
      8995 Westside Parkway
      Alpharetta, GA 30004
      Fax: (678) 336-2503

If to Dow:

Attn: Legal Department
      The Dow Chemical Company
      100 Larkin Center
      Midland, MI  48674
      Fax: (989) 638-9783

Either Party may change its location or facsimile number to receive notices upon ten (10) days prior written notice.

ARTICLE 23 - CONFIDENTIALITY OF INFORMATION

23.1 Each Party will use reasonable efforts to retain the other Party's Proprietary Information in confidence and not disclose the same to any third party nor use the same, except as expressly permitted. Excepted from these obligations of confidence and non use is that information which:

(a) is available, or becomes available, to the general public without fault of the receiving Party;

(b) was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party;

(c) is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and is under no obligation of confidentiality to the disclosing Party;

(d) the receiving Party is legally required to disclose; or (e) is independently developed by the receiving Party.

For the purpose of this Section 23.1, a specific item of Proprietary Information will not be deemed to be within the foregoing exceptions merely because it is embraced by more general information in the public domain or in the possession of the receiving Party. In addition, any combination of features will not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in

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                                                                 OCTOBER 6, 2005

the possession of the receiving Party, but only if the combination itself and its principle of operation are in the public domain or in the possession of the receiving Party.

23.2 Notwithstanding the provisions of Section 23.1(d), if the receiving Party becomes legally compelled to disclose any of the disclosing Party's Proprietary Information, the receiving Party will promptly advise the disclosing Party of such Proprietary Information in order that the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party will disclose only that portion of the disclosing Party's Proprietary Information, which it is legally required to disclose.

23.3 Upon written request at termination by the disclosing Party, all Proprietary Information in whatever form will be returned to the disclosing Party upon termination of this Agreement, without retaining copies thereof except that one copy of all such Proprietary Information may be retained by the other Party's legal department solely for the purpose of policing this Agreement.

23.4 Notwithstanding the above in this Article 23, Dow will have a right, with AGIX's written permission to disclose AGIX's Proprietary Information to third parties to the extent reasonably necessary for Dow to accomplish its responsibilities contemplated hereunder; provided, however, that such disclosure to third parties will be made under confidentiality terms and conditions deemed by AGIX to be reasonable.

24.5 The obligation of confidentiality under this Article 23 survives for five
(5) years following the termination of this Agreement.

ARTICLE 24 - EXPORT CONTROL OF TECHNICAL DATA

The Parties acknowledge their obligations to adhere to the United States export laws and regulations, such as Export Administration Regulations, International Traffic in Arms Regulations and regulations promulgated by the Office of Foreign Assets Control and the Parties agree to adhere to such laws and regulations.

ARTICLE 25 - TAXES

AGIX will pay to Dow (a) any applicable sales, use, gross receipts, or value-added tax that is imposed as a result of, or measured by, the sales, and
(b) the amount of any and all other governmental taxes, duties and/or charges of every kind, excluding any income tax imposed upon Dow, that is hereafter imposed or increased, and which Dow may be required to pay with respect to the Manufacture, sale or transportation of AGI-1067 or Probucol, with respect to any material used in the Manufacture thereof.

ARTICLE 26 - INDEPENDENT CONTRACTOR

Dow is an independent contractor, with all the attendant rights and liabilities of an independent contractor, and not an agent or employee of AGIX. Any provision in this Agreement, or any action by AGIX, which may appear to give AGIX the right to direct or

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                                                                 OCTOBER 6, 2005

control Dow in performing under this Agreement means Dow will follow the desires of AGIX in results only.

ARTICLE 27 - SEVERABILITY

If any provision of this Agreement or the application thereof to any person or circumstance will, for any reason, and to any extent, be held to be invalid or unenforceable under applicable law, such provision will be deemed limited or modified to the extent necessary to make the same valid and enforceable under applicable law. Any invalid or unenforceable provision will be replaced with such new provision that will allow the Parties to achieve the intended economic result in a legally valid and effective manner.

ARTICLE 28 - NON-WAIVER OF DEFAULTS

Any failure by either Party at any time to enforce or require strict keeping and performance of any of the terms or conditions of this Agreement will not constitute a waiver of such terms or conditions and will not affect or impair such terms or conditions in any way, or the right of either Party at any time to avail itself of such remedies as it may have for any breach or breaches of such terms or conditions.

ARTICLE 29 - GOVERNING LAW

The interpretation, validity and performance of this Agreement will be governed by Michigan law, including Michigan's adaptation of the Uniform Commercial Code, without regard to Michigan's conflict of law rules.

ARTICLE 30 - DISPUTE RESOLUTION

In the event of any controversy or claim arising out of, relating to or in connection with any provision of, this Agreement, the Parties will try to settle their differences amicably and in good faith between themselves first, by referring the disputed matter to the President of AGIX and the Vice President or Global Business Director of DowPharma for Dow or their respective assignees. In the event such executives are unable to resolve such dispute within a thirty
(30) day period, either Party may invoke the arbitration provisions of Article
31.

ARTICLE 31 - ARBITRATION

Any unresolved disputes arising between the Parties arising out of, relating to, in connection with or in any way connected with this Agreement or any term or conditions hereof, or performance by either Party of its obligations hereunder, whether before or after termination or expiration of this Agreement, will be finally resolved by binding arbitration, except that any dispute regarding the validity, scope or enforceability of Patent Rights will be submitted to a court of competent jurisdiction. The Parties will attempt to agree on a single mutually acceptable arbitrator to determine the issues in dispute. If the Parties are unable to agree on a single arbitrator, each Party will select one arbitrator and the two arbitrators selected by the Parties will select a third arbitrator.

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                                                                 OCTOBER 6, 2005

The three arbitrators so selected will constitute a board and will determine the issue in accordance with the rules of conciliation and arbitration of the American Arbitration Association. All arbitrators will have significant experience in the pharmaceutical or biotechnology industry. The arbitration will be conducted in English and will take place in Chicago, Illinois, and will be governed by the substantive laws of the State of Michigan applicable to contracts made and to be performed in that state, without regard to conflicts of law rules. Judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. All fees, costs and expenses of the arbitrator(s), and all other costs and expenses of the arbitration, will be allocated in proportion to fault as determined by the tribunal such that the Party determined to be at fault will also bear the other Party's arbitration costs and expenses in proportion to such fault. Notwithstanding the foregoing, either Party may, on good cause shown, seek a temporary restraining order and/or a preliminary injunction from a court of competent jurisdiction, to be effective pending the institution of the arbitration process and the deliberation and award of the arbitration tribunal.

ARTICLE 32 - RULES OF CONSTRUCTION

The headings used in this Agreement are for the convenience of the reader and are not intended to have any substantive meaning. Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular, (b) references to the singular include the plural, (c) the terms "including" and "includes" are not limiting and have the inclusive meaning represented by the phrase "including without limitation", (d) the term "or" has the inclusive meaning represented by the phrase "and/or", (e) the terms "hereof", "herein", "hereunder", "hereto" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (f) the terms "day" and "days" mean and refer to calendar day(s) and
(j) the terms "year" and "years" mean and refer to Production Year(s). All Article, Section and Schedule references herein are to Articles, Sections and Schedules of this Agreement, unless otherwise specified. This Agreement will not be construed as if prepared by one Party, but rather according to its fair meaning as a whole, as if all Parties had prepared it. In the event of any conflict between this Agreement and any purchase order form, site-level execution agreements or other agreements which may be entered into by the Parties governing the same matters set forth herein, this Agreement will take precedence, unless such subsequent agreement specifically refers to this Agreement and indicates that such subsequent agreement will take precedence over this Agreement.

ARTICLE 33 - USE OF NAMES AND PUBLIC ANNOUNCEMENTS

Nothing in this Agreement shall be construed to allow either Party to utilize the name of the other Party, except with the prior written consent of the pertinent Party. AGIX shall have the right, however, to use the name of Dow in materials associated with regulatory submissions to the extent necessary to comply with regulatory requirements with respect to the Finished Drug Product. Except as otherwise required by law or regulation, neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other

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                                                                 OCTOBER 6, 2005

Party, unless the nature of the information has been previously disclosed or approved for disclosure. If the nature of the information has been disclosed or previously approved for disclosure, this Article 33 will no longer apply to that information.

ARTICLE 34 - ENTIRE AGREEMENT

This Agreement, along with the previously executed confidentiality agreement effective February 6, 2004, research agreement effective May 24, 2004 and license agreement effective November 11, 2004, constitutes the full understanding of the Parties and is a final, complete and exclusive statement of the terms and conditions of their agreement regarding the subject matter of this Agreement. To the extent that there are any conflicts between this Agreement and any other referenced agreements between the Parties, the terms of this Agreement shall control. All amendments or modifications to this Agreement will be in writing, identified as an Amendment to this Agreement and signed by an authorized representative of each Party.

The Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

ATHEROGENICS, INC.                              THE DOW CHEMICAL COMPANY

By: /s/ RUSSELL M. MEDFORD                      By: /s/ ANDREW N. LIVERIS
    ----------------------------                    --------------------------
Name: Russell M. Medford MD, PhD                Name: Andrew N. Liveris

Title: President & CEO                          Title: Chief Executive Officer

Date: October 7, 2005                           Date: October 27, 2005

                                                                 OCTOBER 6, 2005

                            SCHEDULE 1 - DELIVERABLES

1) Development Reports for all AGIX owned work conducted by Dow (Per license agreement, effective November 11, 2004)

            a.    Lab

            b.    Process

2) Pilot Plant Campaign Summary Report (Per license agreement, effective November 11, 2004)

3) Critical Process Parameter Work (Per license agreement, effective November 11, 2004)

            a.    Appropriate Team Members

            b.    Technical Support

            c.    Reports

4)    Process Validation

            a.    Facilities

            b.    Protocols and/or Master Plans

            c.    API

            d.    Summary Report

            e.    Stability data

5)    Pre-Approval Inspection

            a.    Technical Support

            b.    Regulatory Support

            c.    Documentation

6)    CMC support during NDA Preparation

7)    DMF for Probucol, USP

            a.    Reference letter to FDA

            b.    Acceptable DMF on File

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                                                                 OCTOBER 6, 2005

                      SCHEDULE 2 - AGI-1067 SPECIFICATIONS

[****]

                    SCHEDULE 3 - PROBUCOL USP SPECIFICATIONS

Specifications shall be those in the probucol monograph published by U.S. Pharmacopeia, 12601 Twinbrook Parkway, Rockville, MD 20852 in the most current United States Pharmacopeia - National Formulary (USP - NF).

-------
[****] indicates that certain confidential information contained in this document, has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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                                                                 OCTOBER 6, 2005

           SCHEDULE 4 - LIST OF COMPOUNDS REFERENCED FOR IMPROVEMENTS

[****]

-------
[****] indicates that certain confidential information contained in this document has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.